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                                                                  EXHIBIT 99.B10

                           GARDNER, CARTON & DOUGLAS
                           Suite 3400 - Quaker Tower
                             321 North Clark Street
                          Chicago, Illinois 60610-4795
                                 (312) 644-3000
                           Telecopier: (312) 644-3381


                                January 28, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

        Re:    Hotchkis and Wiley Variable Trust
               Indefinite Number of Shares of Beneficial Interest, no par value per share

Ladies and Gentlemen:

        As counsel for Hotchkis and Wiley Variable Trust, a Massachusetts business trust (the "Fund"), we have examined the proceedings taken and being taken for the registration by the Fund on Form N-1A of an indefinite number of shares of beneficial interest, no par value per share.

        We have examined all instruments, documents and records which, in our opinion, were necessary of examination for the purpose of rendering this opinion. Based upon such examination, we are of the opinion that the above-described shares of beneficial interest will be, if and when issued by the Fund in the manner and upon the terms set forth in said Form N-1A, validly authorized and issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Fund's Registration Statement on Form N-1A, as it may be amended.

                                        Very truly yours,


                                        /s/ GARDNER, CARTON & DOUGLAS